Exhibit 14.1

Code of Business Conduct and Ethics

Exhibit 14.1

Exhibit 14.1

At SAExploration Holdings, Inc. (together with its subsidiaries, “SAE” or the “Company”), we act with uncompromising honesty and integrity at all times to ensure that we deliver quality service to our customers. Our core values and commitment to high ethical standards in our operations define and influence how we interact with each other, our customers and the communities where we operate. Consistency in these standards, complying with the laws and regulations of the places where we operate and living our core values combine to help us achieve long-term success as a business, service provider and employer.

The Board of Directors of the Company has adopted this Code of Business Conduct and Ethics (the “Code”), along with the Anti-Corruption Policy and Employee Handbook, to:

(a)	Ensure honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
(b)

Ensure full, fair, accurate, timely and understandable disclosure in reports and other documents that the Company files with, or submits to, government regulators, including the Securities and Exchange Commission (the “SEC”), and in other public communications made by the Company;

(c)	Ensure compliance with applicable governmental laws, rules and regulations;
(d)	Ensure the protection of Company assets and property, including corporate opportunities and confidential information;
(e)	Ensure fair dealing practices;
(f)	Deter wrongdoings; and
(g)	Ensure accountability for adherence to the Code.

Exhibit 14.1

Contents

INTRODUCTION	1	Accuracy of Other Company Records	5
Purpose of the Code	1	Retention of Business Records	5
Ethics	1	Protection of SAE, Client or Vendor Information	5
CONDUCT INVOLVING OURSELVES AND OUR FELLOW EMPLOYEES	1	Use of SAE and Third-Party Software	6
Equitable Treatment	1	Developing Software	6
Harassment and Discrimination	2	CONDUCT INVOLVING OUR COMMUNITIES	6
Health and Safety	2	Antitrust Laws	6
CONDUCT INVOLVING OUR BUSINESS PARTNERS	2	International Trade and Anti-Boycott Regulations	6
Conflicts of Interest	2	Securities Trading	7
Corporate Opportunities	3	Please also see SAE's Insider Trading Policy for further detail.	7
Bribes and Kickbacks	3	Political Contributions	7
Business Courtesies	3	ACCOUNTABILITY AND WAIVERS	7
Gathering Competitive Information	4	Reporting Ethical Violations	7
Sales: Defamation and Misrepresentation	4	Enforcement	7
Fair Dealing	4	Waivers	8
CONDUCT INVOLVING OUR BUSINESS	4	ACKNOWLEDGMENT OF RECEIPT AND REVIEW	8
RESOURCES	4	CONCLUSION	8
Protection and Proper Use of SAE Property	4
Disclosure	5

Exhibit 14.1

INTRODUCTION

Purpose of the Code

The Company’s policy is to act with uncompromising integrity at all times by conducting its affairs honestly and ethically. All directors, officers, employees and third-party representatives such as independent contractors, consultants and agents must act with integrity and observe the highest ethical standards of business conduct in their dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else whom they have contact in the course of their business. Each director, officer, employee or third-party representative should act in accordance with this Code and should also always use good judgment in his or her business and professional dealings.

Ethics

SAE and each of its directors, officers, employees and third-party representatives wherever they may be located must conduct their affairs with uncompromising honesty and integrity. As an SAE director, officer, employee or third-party representative, you are required to adhere to the highest standard regardless of local custom.

Directors, officers, employees and third-party representatives are expected to be honest and ethical in dealing with each other and with clients, vendors and all other third parties. Doing the right thing means doing it right every time.

You must also respect the rights of employees and third parties who come into contact with SAE. Your actions must be free from discrimination, libel, slander and harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, religion, national origin, marital status or family obligations, veteran status or disability.

Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will not be retaliated against for reporting your discoveries or good faith suspicions.

SAE conducts its affairs consistent with the applicable laws and regulations of the countries where it does business. Business practices, customs and laws differ from country to country. When conflicts arise between SAE's ethical practices, and the practices, customs and/or laws of a country, SAE seeks to resolve them consistent with its ethical beliefs and the prevailing law. If the conflict cannot be resolved consistent with its ethical beliefs, SAE will not proceed with the proposed action giving rise to the conflict. These ethical standards reflect who we are.

While this Code does not include a summary of all laws and policies that apply to SAE’s business, it provides guidance to help us make good decisions and act with integrity, even in situations where the right course of action might not always be clear or easy. A violation of the Code will result in corrective action, up to and including termination of employment.

CONDUCT INVOLVING OURSELVES AND OUR FELLOW EMPLOYEES

Equitable Treatment

SAE gives equal employment opportunity to all individuals regardless of their age, sex, race, religion, color, national origin, disability, veteran status, sexual orientation, marital or family status or other protected status. SAE's commitment to fair treatment applies to all phases of the employment relationship, including:

•Hiring, assigning, promoting and terminating employees.

•Allowing opportunities for growth and development.

•Recognizing successes.

•Selecting employees for training programs.

•Determining wages and benefits.

In addition to its commitment to treat employees fairly, it is SAE's policy to comply with applicable employment-related laws in the United States and other countries in which it does business.

Exhibit 14.1

Harassment and Discrimination

SAE expects employees to treat each other with respect, courtesy, consideration and professionalism. Any form of harassment or discrimination by any employee for any reason is unacceptable and is grounds for discipline, up to and including, termination. Verbal or physical harassment by an employee that disrupts another's work performance or creates an intimidating, offensive, abusive or hostile work environment based on a protected characteristic is unacceptable and is grounds for discipline, up to and including, termination. In addition, unwelcome sexual advances, requests for sexual favors and other unwelcome verbal or physical conduct of a sexual nature are specifically prohibited. All employees are encouraged to inform the source of any harassment or discrimination that the behavior is unwelcome and should promptly report such harassment to the appropriate Company representative when it occurs. If you have questions about who the appropriate Company representative is for you to report to or you are uncomfortable reporting to that individual, you may call SAE's Chief Financial Officer or the Chairman of Audit Committee. Anyone who reports such discrimination or harassment in good faith or who participates in an investigation into such claims will not suffer retaliation.

Health and Safety

SAE will not compromise health or safety in the workplace. Each employee is responsible for observing the health and safety rules and practices that apply to his or her job to ensure a safe work environment for everyone. Employees are also responsible for immediately reporting accidents, injuries, hazards, broken equipment and unsafe practices or conditions to a supervisor.

Employees must not use, bring or transfer illegal drugs on Company property. Employees are not allowed to work if affected by alcohol or under the influence of illegal drugs. Misusing legal drugs in the workplace is not allowed. Similarly, SAE will not let someone work if his or her use of legal drugs creates an unsafe condition.

Employees may not act violently or threaten violence while at work. Subject to the local laws, SAE will enforce reasonable restrictions on employee's rights to bring or use a weapon on a work site.

CONDUCT INVOLVING OUR BUSINESS PARTNERS

Conflicts of Interest

A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of SAE as a whole. A conflict of interest can arise if you (or a member of your family) take actions or have interests that may make it difficult to perform your work for SAE objectively and effectively. Conflicts of interest can also arise if you (or a member of your family) receive improper personal benefits as a result of your position in SAE. For example, there is a likely conflict of interest if you:

•	cause SAE to engage in business transactions with relatives or friends;
•	use nonpublic SAE, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);
•	have a financial interest in SAE's vendors, clients or competitors;
•

receive a loan, or guarantee of obligations (including the use of Company credit card(s) for personal use), from SAE or a third party as a result of your position at SAE. Loans by SAE to, or guarantees by SAE of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by SAE to, or guarantees by SAE of obligations of, any director or officer or their family members are expressly prohibited; or

•

compete, or prepare to compete, with SAE while still employed or contracted by SAE. To this end, non-disclosure and confidentiality agreements between SAE and the employee are in effect during and following employment.

Exhibit 14.1

There are other situations in which a conflict of interest may arise. Whether or not a conflict of interest exists or will exist can be unclear.  Conflicts of interest should be avoided unless specifically authorized as described in paragraphs (1) and (2) below:

(1)

Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, your manager, disclosing all relevant circumstances. Your manager may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Financial Officer with a written description of the activity and seeking the Chief Financial Officer's written approval. If your manager is himself/herself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Financial Officer.

(2)	Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest from the Audit Committee.

For additional information on conflicts of interest, see SAE's Related Party Transaction Policy.

Corporate Opportunities

You owe a duty to the Company to advance its interests when the opportunity arises. You are prohibited from taking for yourself personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. You may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, you may not compete with the Company.

Bribes and Kickbacks

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits directly or indirectly offering, promising to pay or authorizing the payment of money or anything of value to foreign government officials, parties or candidates for the purpose of influencing their acts or decisions. You must comply with all applicable anti-corruption laws, including the FCPA, the UK Bribery Act, and any local anti-corruption laws. The Company has zero tolerance for any form of bribery or corruption. That means you must never offer, give or accept, directly or indirectly, any bribes, kickbacks or other corrupt payments, regardless of whether you are working with commercial entities or government officials, including employees at state-owned or -controlled entities. A kickback or bribe includes any item intended to improperly obtain favorable treatment. Improperly giving anything of value to a foreign official is strictly prohibited as set forth in SAE’s Anti-Corruption Policy. A common local practice inconsistent with the FCPA or other applicable anti-corruption laws does not relieve SAE employees from complying with those laws, this Code and the Company’s Anti-Corruption Policy. Company personnel must not use third parties, such as sales agents or customs brokers, to take actions that would violate the FCPA or other anti-corruption laws.

Any employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities.

Business Courtesies

Business courtesies are presents, gifts, hospitality, favors and other benefits for which fair market value is not paid by the recipient. Typically it is a tangible benefit such as meals, drinks, entertainment, door prizes, honorariums and promotional items. Exchanging business courtesies is a common way for SAE to build relationships with our clients, vendors and other business partners. However, the practice can have negative consequences for SAE and our business relationships if it is not handled correctly.

Exhibit 14.1

SAE has worked hard to establish a reputation based on the merits of our services. Employees must act in a fair and impartial manner in all business dealings and must not create the perception that they are subject to undue influence. All employees are responsible to ensure that any exchange of business courtesies is not an attempt to gain an unfair business advantage or otherwise improperly influence a business decision and cannot be perceived as such. In addition to the ethical concerns, inappropriate business courtesies may also be illegal if they can be considered bribes or kickbacks.

SAE employees must ensure that whenever business courtesies are given or received that they are:

•

Of nominal value (generally under $200 USD or its equivalent per individual); a business courtesy with value in excess of $200 USD or its equivalent per individual may be permitted with the prior written approval of SAE’s Chief Financial Officer;

•	Offered to all who are similarly situated (e.g., all conference attendees or all employees on a team);
•	Not tied to any expectations for reciprocal gifts or favors of any kind;
•	Offered infrequently; and
•	Not always offered to or by the same person or organization.

Bona fide promotional and marketing expenses paid for or to a foreign official of any value must be approved as set forth in the Anti-Corruption Policy.

Payments to foreign officials for any purpose other than an approved bona fide promotional or marketing expense are prohibited by law and the Anti-Corruption Policy.

Gathering Competitive Information

You may not accept, use or disclose the confidential information belonging to our competitors. You must not ask for confidential or proprietary information, and you must not ask a person to violate a non-compete or non-disclosure agreement. Particular care must be taken when dealing with competitors' clients, ex-clients and ex-employees.

Sales: Defamation and Misrepresentation

Aggressive selling should not include misstatements, innuendo or rumors about our competition or their financial condition. You must not make unsupportable promises concerning SAE's services.

Fair Dealing

You must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom you have contact in the course of performing your job. You must not take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

CONDUCT INVOLVING OUR BUSINESS

RESOURCES

Protection and Proper Use of SAE Property

You must protect SAE property and ensure its efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.  SAE’s property includes, but is not limited to, confidential information, software, computers, cellular telephones, personal digital assistants, office equipment and supplies. You must appropriately secure all SAE property within your control to prevent its unauthorized use. All Company property should be used only for legitimate business purposes, though employees may make limited non-business use of Company property, provided that such use: (i) is occasional; (ii) does not interfere with the employee's professional responsibilities; and (iii) does not diminish productivity. Any suspected incident fraud should be reported for investigation immediately. Use of SAE's communications systems must conform with SAE's Information Systems Use Policy which, among other things, precludes using such systems to access or post material that: is pornographic, obscene, sexually-related, profane, otherwise offensive or inconsistent with the Code; is intimidating or hostile; or violates any other of SAE’s policies or any laws or regulations. Employees may make limited non-business use of SAE's electronic communications systems, provided that such use: (i) is occasional; (ii) does not interfere with the employee's professional responsibilities; and (iii) does not diminish productivity.

Exhibit 14.1

Disclosure

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

If you contribute in any way to the preparation or verification of the Company’s financial statements and other financial information, you must ensure that the Company’s books, records and accounts are accurately maintained. You must cooperate fully with the Company’s accounting department, as well as the Company’s independent public accountants and counsel.

If you are involved in the Company’s disclosure process, you must:

•	be familiar and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and
•

take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

Accuracy of Other Company Records

SAE requires that all accounting reports, financial statements and other business records documenting transactions and events conform not only to legal requirements and generally accepted accounting principles but also SAE’s system of internal controls. All employees have the responsibility to ensure that false or intentionally misleading entries that distort the true nature of transactions are not made in Company accounting records. Dishonest and unethical reporting within the Company, or to organizations or people outside the Company, is strictly prohibited. The following are examples of activities not allowed:

•	Not recording or disclosing funds or assets that should be recorded.
•	Making false claims on an expense report, time sheet or any other report.
•	Giving false quality or safety results.
•	Recording false sales or recording sales outside of the time period they actually occurred.
•	Understating or overstating known liabilities and assets.
•	Delaying the entry of items that should be current expenses.
•	Hiding the true nature of any transaction.
•	Inaccurately recording transactions or failing to comply with GAAP or applicable laws.

Mistakes should never be covered up, but should be immediately and fully disclosed and corrected. Be sure that any document you prepare and sign is correct and truthful.

The FCPA also contains significant internal accounting control and record-keeping requirements that apply to our foreign operations. See also SAE's Anti-Corruption Policy for further detail regarding the FCPA’s books and records and internal controls provisions.

Retention of Business Records

SAE business records must be maintained for the periods specified in SAE’s Records Retention Policy. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified in SAE’s Records Retention Policy. In addition, you may never destroy, alter or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with or by attempting to influence, another person.

Protection of SAE, Client or Vendor Information

You must maintain the confidentiality of information entrusted to you by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed. No SAE personnel should provide statements or other information to the press, financial analysts or any public forum about

Exhibit 14.1

SAE or its business prospects unless he or she has specific authorization to do so. Additionally, you must take appropriate steps, including securing documents, limiting access to computers and electronic media and using proper disposal methods, to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes: business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research and information about, or received from, SAE's current, former and prospective clients, vendors and employees.

Use of SAE and Third-Party Software

SAE and third-party software may be distributed and disclosed only to employees authorized to use it and to clients in accordance with terms of an SAE agreement.

SAE and third-party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

All third-party software must be properly licensed. The license agreements for such third-party software may place various restrictions on the disclosure, use and copying of that software.

Developing Software

Employees and agents involved in the design, development, testing, modification or maintenance of SAE software must not tarnish or undermine the legitimacy and "cleanliness" of SAE's products by copying or using unauthorized third-party software or confidential information. You may not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-SAE party, unless authorized by such party. Intentional duplication or emulation of the "look and feel" of others' software is not permissible.

CONDUCT INVOLVING OUR COMMUNITIES

You should comply, both in letter and spirit, with all applicable laws, rules and regulations in the locations in which the Company operates.

Although you are not expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Chief Financial Officer, or as appropriate, the Chairman of the Audit Committee.

Antitrust Laws

The purpose of antitrust laws is to preserve fair and open competition in our free market economy. It is SAE policy to fully comply with all antitrust and other competition laws in all countries where we do business. SAE employees and agents may not enter directly or indirectly into any formal or informal agreement with competitors that fixes or stabilizes prices, output or other terms of sale; allocates markets or customers; excludes competing firms; or otherwise unreasonably restrains trade. Employees should be careful when meeting with competitors, including contacts at professional gatherings and trade associations. When engaged in conversation with competitors, employees must not discuss or listen to a discussion of current or future prices or output or pricing or output strategy, bids or intended bids, terms or conditions of sale, sales strategies or other competitive information.

International Trade and Anti-Boycott Regulations

Since SAE as a group is based in the United States, all SAE locations must comply with import and export requirements, economic sanctions and trade embargoes imposed or approved by the United States government. Other countries or regional organizations may impose different restrictions on exports and dealings with certain countries, entities and individuals. In those instances, contact SAE’s Chief Financial Officer to make sure proper actions are taken. When conducting business in countries that enforce boycott activities, review all relevant documents (e.g. inquiries, sales orders, letters of credit, purchase orders and shipping papers) for illegal statements. We must report to the U.S. government any boycott-related requests for information. Many seemingly innocent requests are unlawful (and reportable to the U.S. government) and other requests, seemingly violative of the law, fit into narrow exceptions allowed by law. Please consult with SAE’s Chief Financial Officer as necessary.

Exhibit 14.1

Securities Trading

You may not purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may you purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for you to use material nonpublic information regarding the Company or any other company to:

(a)	obtain profit for yourself; or
(b)	directly or indirectly “tip” others who might make an investment decision on the basis of that information.

Please also see SAE's Insider Trading Policy for further detail.

Political Contributions

No Company funds may be given directly by SAE to political candidates. In some instances contributions to industry lobby groups and/or Political Action Committees may be allowed with the prior written consent of SAE’s Chief Financial Officer. You may, however, engage in political activity with your own resources on your own time, subject to applicable laws.

Political contributions to foreign political parties are prohibited under the SAE’s Anti-Corruption Policy.

ACCOUNTABILITY AND WAIVERS

Reporting Ethical Violations

Actions prohibited by the Code, including any violation of the financial controls of SAE or the securities law of the United States, must be reported to:

(1)	the reporting person’s manager or the Chief Financial Officer; or
(2)	the Audit Committee, if involving directors or officers.

In addition, you can make an anonymous report through an outside vendor called EthicsPoint.  You can call the confidential hotline at (855) 382-7948 and speak to an EthicsPoint representative who will process your report. You can also log onto the confidential website at www.sae.ethicspoint.com.

After receiving a report of an alleged prohibited action, the Audit Committee, the relevant manager or the Chief Financial Officer must promptly take all appropriate actions necessary to investigate.

Misconduct cannot be excused because it was directed or requested by another employee, including a supervisor. In this regard, you are expected to alert management as described in this section whenever an illegal, dishonest or unethical act is discovered or suspected.

You are expected to cooperate in investigations of misconduct and violations of the Code.

Prohibition on Retaliation

The Company prohibits retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of the Code, Company policy or applicable laws.

Enforcement

The Company must ensure prompt and consistent action against violations of the Code.

The Audit Committee is responsible for investigations related to reports of an alleged prohibited action by a director or executive officer. If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

The relevant manager or the Chief Financial Officer is responsible for other investigations. If, after investigating a report of an alleged prohibited action by any other person, the relevant manager or Chief Financial Officer determines that a violation of this Code has occurred, the relevant manager or Chief Financial Officer will report such determination to the Board of Directors.

Upon receipt of a determination that there has been a violation of the Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, termination and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Exhibit 14.1

Waivers

Each of the Board of Directors (in the case of a violation by a director or executive officer) and the Chief Financial Officer (in the case of a violation by any other person) may, in its discretion, waive any violation of the Code.

Any waiver for a director or an executive officer shall be disclosed as required by SEC and NASDAQ rules.

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

You are required to be familiar with the Code, comply with its provisions and report any suspected violations.  The Code shall be distributed to each director, officer and employee of SAE: (1) at the time the person first joins SAE, (2) any time the Code is revised and (3) on an annual basis.  Each director, officer and employee shall sign an acknowledgment that he or she has received, read, understands and agrees to comply with the Code.

CONCLUSION

You are the guardian of SAE's integrity and ethics. While there are no universal rules, when in doubt ask yourself:

•	Will my actions be ethical in every respect and fully comply with the law and with SAE policies?
•	Will my actions have the appearance of impropriety?
•	Will my actions be questioned by my supervisors, employees, clients, family or the general public?
•	Am I trying to mislead anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with your local management. If you are still uncomfortable, please follow the steps outlined above in the Section on "Reporting Ethical Violations."

Any employee or agent who ignores or violates any of SAE's ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, up to and including immediate termination. We expect that you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for SAE to become and remain a premier company.

Exhibit 14.1

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

To be signed and returned to the Chief Financial Officer.

I, _______________________, acknowledge that I have received and read a copy of the SAExploration Holdings, Inc. Code of Business Conduct and Ethics (the “Code”). I understand the contents of the Code, and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Financial Officer or, as appropriate, the Chairman of the Audit Committee if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

Date:
Name: